Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	kplath@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL REPORTS FY04 NET INCOME INCREASES 165%

•	EPS Climbs To $0.42 From $0.16 In Prior Year

•	Core Deposits Up 30% To $129.3 Million

•	Loan Balances Increase $23.6 Million To $316.2 Million

•	Book Value Per Share Up $2.10 To $13.97

WEST POINT, Georgia, November 10, 2004—Charter Financial Corporation (NASDAQ: CHFN) today reported fiscal 2004 net income climbed more than 165 percent to $8.2 million, or $0.42 per share, from $3.1 million, or $0.16 per share, a year earlier. Net income for the quarter ended September 30, 2004, was $2.4 million, or $0.12 per share, compared with $1.9 million, or $0.10 per share, for the prior year period.

The increase in net income was attributed to a $6.2 million improvement in net interest income, a $614,000 increase in noninterest income and a reduction of $1.1 million in noninterest expense. These were partially offset by a $2.8 million increase in income tax expense.

Building Retail Bank Franchise

“We made significant progress in building our retail franchise and improving the resulting earnings,” said Robert L. Johnson, president and chief executive officer. “Our ongoing marketing and promotional programs contributed to a 30 percent increase in core deposits to $129.3 million, while net loan balances increased $23.6 million to $316.2 million. Deposit fees also increased substantially, to $2.5 million for the year from $1.7 million the prior year. This was consistent with the fourth quarter, when deposit fees increased to $689,000 from $496,000 for the fourth quarter last year.”

“Additionally, credit quality remained strong,” Johnson said. “Net recoveries from prior periods enabled us to maintain our allowance for loan losses at 2.05 percent of loans with an additional provision of only $30,000 for the year.”

Higher Earnings Contribute To Dividend Increase

Johnson pointed out that shareholders reaped the benefits of Charter Financial’s increased earnings with dividends that totaled $1.10 per share during the year compared with $0.60 per share the prior year. Charter Financial increased its regular quarterly cash dividend 25 percent to $0.25 per share in the third quarter from $0.20 per share. The company also paid a $0.20 special dividend during the year.

Value of Freddie Mac Common Stock Appreciates

Johnson also noted that Charter Financial benefited from the appreciation of Freddie Mac common stock by $12.89 per share, resulting in a $57.5 million unrealized gain in the value of the company’s investment. During the year, the company recognized $149,000 in income from covered calls on Freddie Mac common stock compared with $52,000 in the prior year. Sales resulting from exercises of covered calls generated gains of $2.1 million compared with $773,000 in fiscal 2003. Charter Financial instituted the covered call program during the third quarter of 2003, with its first sale of stock under the program in the fourth quarter of 2003.

Net Interest Income Increases 40%

Net interest income in fiscal 2004 rose 40 percent to $21.7 million from $15.5 million the prior year. This increase is due to an increase of 52 basis points in net interest margin. The margin increase was the result of a $54.7 million increase in the average balance of loans, an increase in the yield on securities, a decrease in the cost of deposits and a decrease in the cost of borrowings. The yield on securities increased due to lower amortization of premiums on securities, a higher proportion of fixed-rate securities and a lower proportion of lower-yield, variable rate securities. The cost of deposits decreased due to a higher level of low-cost core deposits and lower rates on certificates of deposit.

Noninterest income for the year ended increased by $614,000 to $6.5 million due to an increase of $1.3 million in gains on the sale of Freddie Mac common stock and an increase of $832,000 in deposit fees. These were partially offset by a decrease of $1.6 million in the gain on sale of loans. Noninterest expense decreased year-over-year by $1.1 million due to lower compensation, professional services, and other expenses.

Charter Financial’s effective tax rate increased to 25.8 percent from 2.6 percent in the prior year due to a higher level of taxable income. Income tax expense was $2.9 million in 2004 compared to $83,000 in 2003.

Total Assets Increase to $1.1 Billion

At September 30, 2004, Charter Financial had assets of $1.1 billion, up $67.7 million from September 30, 2003. Total equity increased to $272.5 million from $230.4 million at September 30, 2003, resulting in an increase of $2.10 in book value per share to $13.97.

Continuing Infrastructure Improvements

“While it is too early with too many variables to project our fiscal 2005 results with any certainty, we are encouraged by developments taking place over the next few months that should improve earnings over the long term,” Johnson said. “We expect to complete the substantial upgrade of our computer systems in January 2005. In addition, our newly constructed branch in LaGrange, Georgia, is also scheduled to open in January, giving us two full-service facilities in that market.

“We also have purchased properties in Auburn and Opelika, Alabama, where we plan to build one new branch and substantially renovate an existing retail facility into a modern new branch location. Both of these new branches will replace outmoded existing facilities.”

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed their reorganization into a mutual holding company structure and the related initial public offering of the Company’s common stock. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Selected Financial Data (in thousands except share data):

	September 30, 2004	September 30, 2003 Unaudited	June 30, 2004
Total Assets	$1,068,201	$1,000,495	$1,067,732
Loans Receivable, Net	316,151	292,553	311,590
Mortgage Securities Available for Sale	378,357	394,432	383,636
Freddie Mac Common Stock	300,430	242,904	292,478
Other Investment Securities	22,157	21,629	21,877
Retail Deposits	245,463	229,649	243,068
Core Deposits	129,349	99,546	130,250
Total Deposits	279,575	279,386	293,003
Deferred Income Taxes	111,091	88,196	105,290
Borrowings	392,789	388,441	392,969
Realized Stockholders’ Equity*	92,141	86,419	89,881
Accumulated Other Comprehensive Income**	180,359	143,940	171,131

Total Equity	272,500	230,359	261,012

Book Value per Share	$13.97	$11.87	$13.44
Tangible Book Value per Share	13.66	11.55	13.13

Minority Shares Outstanding	3,648,148	3,552,050	3,570,550
Total Shares Outstanding – at Quarter End	19,506,072	19,409,974	19,428,474
Weighted Average Total Shares Outstanding - Basic	19,437,613	19,478,388	19,421,990
Weighted Average Total Shares Outstanding – Fully Diluted	19,478,037	19,482,326	19,456,345

*	Includes Total Stockholders Equity less Accumulated Other Comprehensive Income.
**	Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

Selected Operating Data (in thousands except share data):

	Year Ended September 30,		Three months ended
			September 30,		June 30, 2004
	2004	2003	2004	2003
	Unaudited
Total Interest Income	$38,813	$34,335	$10,239	$8,824	$9,662
Total Interest Expense	17,068	18,805	4,549	4,479	4,202

Net Interest Income	21,745	15,530	5,690	4,345	5,460
Provision for Loan Losses	30	25	—	25	—

Net Interest Income after Provision for Loan Losses	21,715	15,505	5,690	4,320	5,460
Noninterest Income	6,508	5,894	1,987	2,124	1,129
Noninterest Expense	17,156	18,225	4,361	4,658	4,112

Income before Income Taxes	11,067	3,174	3,316	1,786	2,477
Income Tax Expense (Benefit)	2,850	83	892	(98)	605

Net Income	$8,217	$3,091	$2,424	$1,884	$1,872

Earnings per Share	$0.42	$0.16	$0.12	$0.10	$0.10
Earnings per Share – Fully Diluted	0.42	0.16	0.12	0.10	0.10
Cash Dividends per Share***	1.10	0.60	0.25	0.20	0.25

Net Charge-offs (Recoveries)	187	602	15	284	(118)
Deposit Fees	2,549	1,717	689	496	625
Gain on Sale of Loans	1,152	2,775	255	657	345
Gain on Sale of Freddie Mac Common Stock	2,113	773	988	773	—
Gain (Loss) on Covered Calls Related to Freddie Mac Common Stock	149	52	11	41	(2)

***	First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

Performance Ratios:

	Year Ended September 30,		Three months ended
			September 30,		June 30, 2004
	2004	2003	2004	2003
	Unaudited
Return on Equity	3.29%	1.27%	3.70%	3.35%	3.05%
Return on Assets	.79	0.32	.90	0.75	0.72
Net Interest Margin	2.14	1.62	2.17	1.79	2.16
Loan Loss Reserve as a % of Total Loans	2.05	2.26	—	—	2.08
Loan Loss Reserve as a % of Nonperforming Assets	104.83	116.74	—	—	114.29
Nonperforming Assets as a % of Total Loans and REO	1.95	1.71	—	—	1.82
Net Chargeoffs (Recoveries) as a % of Average Loans	.06	0.20	.01	0.09	(0.04)
Nonperforming Assets to Total Assets	.59	0.58	—	—	0.54
Bank Core Capital Ratio	9.46	8.78	—	—	9.08
Dividend Payout Ratio	46.02	68.76	36.03	37.93	46.31
Effective Tax Rate Expense (Benefit)	25.75	2.60	26.91	(5.50)	24.41